AGREEMENT AND PLAN OF MERGER

                                between and among

                         NEW MILLENNIUM MULTIMEDIA, INC.
                             GRACE DEVELOPMENT, INC.
                                GRACE NEWCO, INC.
                            SIGNAL COMPRESSION, INC.

                                       and

                         THE INDIVIDUAL SHAREHOLDERS OF
                         NEW MILLENNIUM MULTIMEDIA, INC.

                              As of August 20, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1. THE MERGER                                                          2

   SECTION 1.1.  Surviving Corporation.........................................2
   SECTION 1.2.  Articles of Incorporation.....................................2
   SECTION 1.3.  Bylaws........................................................2
   SECTION 1.4.  Directors.....................................................2
   SECTION 1.5.  Officers......................................................2
   SECTION 1.6.  Effective Time................................................2

ARTICLE 2. CONVERSION OF SHARES                                                2

   SECTION 2.1.  NM Stock......................................................2
   SECTION 2.2.  Fractional Shares.............................................3
   SECTION 2.3.  Exchange of NM Stock..........................................3
   SECTION 2.4.  Tax-Deferred Reorganization...................................4

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
  MERGER SUB AND SIGNAL                                                        4

   SECTION 3.1.  Organization..................................................4
   SECTION 3.2.  Authorization.................................................5
   SECTION 3.3.  Absence of Restrictions and Conflicts.........................5
   SECTION 3.4.  Capitalization; Ownership of Company Common Stock;
                   Subsidiaries ...............................................6
   SECTION 3.5.  SEC Reports and Company Financial Statements..................6
   SECTION 3.6.  Absence of Certain Changes....................................7
   SECTION 3.7.  Legal Proceedings.............................................8
   SECTION 3.8.  Compliance with Law...........................................8
   SECTION 3.9.  Company Material Contracts....................................9
   SECTION 3.10. Tax Returns; Taxes...........................................10
   SECTION 3.11. Officers, Directors and Employees............................10
   SECTION 3.12. Company Employee Benefit Plans...............................10
   SECTION 3.13. Labor Relations..............................................11
   SECTION 3.14  Insurance....................................................11
   SECTION 3.15. Title to and Condition of Properties.........................11
   SECTION 3.16. Environmental Matters........................................12
   SECTION 3.17. Patents, Trademarks, Trade Names.............................13
   SECTION 3.18. Transactions with Affiliates.................................13
   SECTION 3.19. Brokers, Finders and Investment Bankers......................14
   SECTION 3.20. Disclosure...................................................14

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF NM AND THE NM SHAREHOLDERS       14

   SECTION 4.1.  Organization.................................................14
   SECTION 4.2.  Authorization................................................14
   SECTION 4.3.  Absence of Restrictions and Conflicts........................15
   SECTION 4.4.  Disclosure...................................................15
   SECTION 4.5.  Brokers, Finders and Investment Bankers......................15

   SECTION 4.6.  Qualification of the Shareholders............................15

ARTICLE 5. CERTAIN COVENANTS AND AGREEMENTS                                   16

   SECTION 5.1.  Election to Board of Directors...............................16
   SECTION 5.2.  Compliance with Rule 14f-....................................16

ARTICLE 6. OTHER MATTERS                                                      16

   SECTION 6.1.  Pledge Agreement.............................................16
   SECTION 6.2.  Opinion of Counsel to the Company and Signal.................16
   SECTION 6.3.  Opinion of Counsel to NM and the NM Shareholders.............17
   SECTION 6.4.  Release......................................................17
   SECTION 6.5.  SEC Filings..................................................17

ARTICLE 7. CLOSING                                                            17

   SECTION 7.1.  Closing Date.................................................17
   SECTION 7.2.  Deliveries by the Company, the Surviving Corporation and
                   Signal ....................................................17
   SECTION 7.3.  Other Deliveries.............................................17

ARTICLE 8. INDEMNIFICATION                                                    18

   SECTION 8.1.  Definitions..................................................18
   SECTION 8.2.  Agreement of Company Indemnitors to Indemnify................19
   SECTION 8.3.  Agreement of NM Indemnitors to Indemnify.....................19
   SECTION 8.4.  Procedures for Indemnification...............................20
   SECTION 8.5.  Third Party Claims...........................................21
   SECTION 8.6.  Other Rights and Remedies Not Affected.......................22
   SECTION 8.7.  Survival.....................................................22
   SECTION 8.8.  Time Limitations.............................................22
   SECTION 8.9.  Limitations as to Amount Payable by Company Indemnitors......23
   SECTION 8.10. Subrogation..................................................23
   SECTION 8.11. Appointment of Company Indemnitors' Representative...........23
   SECTION 8.12. Payment......................................................24

ARTICLE 9. MISCELLANEOUS PROVISIONS                                           25

   SECTION 9.1.  Notices......................................................25
   SECTION 9.2.  Disclosure Letters and Exhibits..............................26
   SECTION 9.3.  Assignment; Successors in Interest...........................26
   SECTION 9.4.  Number; Gender...............................................26
   SECTION 9.5.  Captions.....................................................26
   SECTION 9.6.  Controlling Law; Jurisdiction; Integration; Amendment........27
   SECTION 9.7.  Knowledge....................................................27
   SECTION 9.8.  Severability.................................................27
   SECTION 9.9.  Counterparts.................................................27
   SECTION 9.10. Enforcement of Certain Rights................................27
   SECTION 9.11. Waiver.......................................................28
   SECTION 9.12. Fees and Expenses............................................28
   SECTION 9.13. Construction.................................................28

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of August 20, 1999 (the "Agreement"), by and among NEW MILLENNIUM MULTIMEDIA, INC., a Georgia corporation ("NM"); GRACE DEVELOPMENT, INC., a Colorado corporation (the "Company"), GRACE NEWCO, INC., a Georgia corporation and wholly-owned subsidiary of the Company ("Merger Sub"), SIGNAL COMPRESSION, INC., a Nevada corporation ("Signal") and each of the shareholders of NM listed on the signature pages hereto, each of whom are referred to herein individually as an "NM Shareholder" and collectively the "NM Shareholders."

                              W I T N E S S E T H:

      WHEREAS, certain of the parties hereto have entered into a tentative agreement to combine the businesses of NM and the Company;

      WHEREAS, the parties to such tentative agreement wish to more fully set forth their agreement with respect to the combination of NM and the Company and to consummate such transaction on the terms hereof;

      WHEREAS, the respective Boards of Directors of NM, the Company and Merger Sub each have approved this Agreement and the merger (the "Merger") of Merger Sub with and into NM upon the terms and conditions contained herein and in accordance with the Business Corporation Code of the State of Georgia (the "GBCC");

      WHEREAS, the Company, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by written consent in accordance with the requirements of the GBCC and the Articles of Incorporation and the Bylaws of Merger Sub;

      WHEREAS, Signal is the owner of a majority of the voting stock of the Company (the "Controlling Stock");

      WHEREAS, Signal has agreed to secure the obligations of the Company to the NM Shareholders hereunder as set forth in Pledge Agreement (as hereinafter defined); and

      WHEREAS, the NM Shareholders have approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by unanimous written consent in accordance with the requirements of the GBCC and the Articles of Incorporation and the Bylaws of NM;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                              ARTICLE 1. THE MERGER

      SECTION 1.1. Surviving Corporation. Subject to the provisions of this Agreement and the GBCC, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into NM and the separate corporate existence of Merger Sub shall cease. NM shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Georgia. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

      SECTION 1.2. Articles of Incorporation. The Articles of Incorporation of NM shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the GBCC.

      SECTION 1.3. Bylaws. The Bylaws of NM shall be the Bylaws the Surviving Corporation until thereafter duly amended in accordance with their terms and the GBCC.

      SECTION 1.4. Directors. The directors of the Surviving Corporation shall consist of the directors of NM immediately prior to the Effective Time and, as of the Effective Time, all of such directors to hold office until their respective successors are duly elected and qualified.

      SECTION 1.5. Officers. The officers of the Surviving Corporation shall consist of the officers of NM immediately prior to the Effective Time and, effective as of the Effective Time, such officers to hold office until their respective successors are duly elected and qualified.

      SECTION 1.6. Effective Time. The parties hereto shall cause a certificate of merger meeting the requirements of the GBCC (the "Certificate of Merger") to be properly executed and filed on the Closing Date (as hereinafter defined) with the Secretary of State of the State of Georgia. The Merger shall become effective as of the filing of a properly executed Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the effective time (the "Effective Time").

                                   ARTICLE 2.
                              CONVERSION OF SHARES

      SECTION 2.1. NM Stock. As of the Effective Time, by virtue of the Merger and any action on the part of any holder thereof:

      2.1.1 Subject to Section 2.2, each share of the common stock, par value $1.00 per share, of NM ("NM Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 66.3013 shares of the Company's common stock, no par value per share (the "Company Common Stock") for an aggregate of 53,029,371 shares (the "Company Shares") (the "Merger Consideration"), all of which Company Shares will be issued as of the Effective Time and delivered to the NM Shareholders within ten (10) business days following the Closing.

      2.1.2 Each share of common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger, all of which shares shall be issued to the Company and shall thereafter constitute the only outstanding shares of capital stock of the Surviving Corporation.

      2.1.3 Each share of the NM Stock issued and outstanding immediately prior to the Effective Time that is then held in the treasury of NM shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

      2.1.4 Except as set forth in the NM Disclosure Letter (as hereinafter defined), each warrant, stock option or other right, if any, to purchase shares of NM Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding (whether or not such warrant, option or other right is then exercisable), and the holder of any such warrant, option or right shall, upon exercise thereof in accordance with the terms thereof, be entitled to receive
66.3013 shares of the Company Common Stock for each share of NM Stock that such holder would otherwise be entitled to receive.

      SECTION 2.2. Fractional Shares. No scrip or fractional shares of Company Common Stock shall be issued pursuant to this Agreement. If any NM Shareholder would otherwise have been entitled to a fractional share of Company Common Stock hereunder, such NM Shareholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of a Certificate or Certificates (as hereinafter defined) that represent such shares of NM Stock, to receive from the Company only the number of whole shares of Company Stock into which such NM Shares are convertible.

      SECTION 2.3. Exchange of NM Stock.

      2.3.1 From and after the Effective Time, upon surrender of a certificate or certificates which immediately prior thereto represented outstanding shares of NM Stock duly endorsed in blank (the "Certificate" or "Certificates"), the Certificate or Certificates so surrendered shall forthwith be canceled, and the NM Shareholders thereafter shall be entitled to receive the Merger Consideration in accordance with Sections 2.1 and 2.2 hereof. No portion of the Merger Consideration to be received pursuant to Sections 2.1 and 2.2 upon exchange of a Certificate may be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered. From the Effective Time until surrender in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes only the right to receive the Merger Consideration. Delivery of certificates for the Company Shares in respect of shares of NM that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

      2.3.2 In the case of any lost, mislaid, stolen or destroyed Certificate, a Shareholder may be required, as a condition precedent to delivery to the NM Shareholders of the Merger Consideration, to deliver to the Company a bond in such reasonable sum or a satisfactory indemnity agreement as the Company may direct as indemnity against any claim that may be made against the Company or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

      2.3.3 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of NM Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration.

      SECTION 2.4. Tax-Deferred Reorganization. The parties hereto shall use their reasonable best efforts to cause the Merger to constitute a tax-deferred reorganization under Code ss.368(a). The Company represents that as of the date hereof, it has no plan or intention to liquidate, merge or cause the Surviving Corporation to sell or otherwise dispose of its assets, or do any other act that would jeopardize the qualification of the Merger contemplated by this Agreement as a tax-deferred reorganization within the meaning of ss.368(a) of the Code. All parties covenant to report on their applicable federal and state tax returns the Merger and the consequences of the Merger consistently with the foregoing.

                                   ARTICLE 3.
                        REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANY, MERGER SUB AND SIGNAL

      With such exceptions as may be set forth in a letter (the "Company Disclosure Letter") delivered by the Company, Merger Sub and Signal to NM prior to the execution hereof, and attached hereto as Exhibit 1, the Company, Merger Sub and Signal, jointly and severally, hereby represent and warrant to NM as follows:

      SECTION 3.1. Organization. Each of the Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Merger Sub is duly qualified to transact business, and is in good standing, as a foreign corporation or branch of a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on its assets, liabilities, results of operations, financial condition, business or prospects. The Company Disclosure Letter describes the minutes and records of the Company that have previously been furnished to NM (the "Furnished Minutes"). The Furnished Minutes are the only minutes of the Company in the possession, custody and control of the Company and the Company, after due inquiry, has been unable to locate any other minutes or other records of actions of the Board of Directors or shareholders of the Company. Each of the Company and Merger Sub has heretofore made available to NM accurate and complete copies of their respective Articles of Incorporation and Bylaws, as currently in effect, and Merger Sub has made available to NM its minutes books and stock records. The Company Disclosure Letter contains a true and correct list of the jurisdictions in which each of the Company and Merger Sub is qualified to do business as a foreign corporation or branch of a foreign corporation.

      SECTION 3.2. Authorization. Each of the Company and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Merger Sub and the performance by the Company and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on their part. The Board of Directors of each of the Company and Merger Sub has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. Signal has approved this Agreement, the Merger and the transactions contemplated hereby in accordance with the requirements of the laws of its jurisdiction of incorporation and its Articles of Incorporation and Bylaws. This Agreement has been duly executed and delivered by the Company, Merger Sub and Signal and constitutes the valid and binding agreement of the Company, Merger Sub and Signal, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      SECTION 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of the Company, Merger Sub and Signal, (ii) any Company Material Contract (as hereinafter defined), (iii) any judgment, decree or order of any court or governmental authority or agency to which the Company, Merger Sub or Signal is a party or by which the Company, Merger Sub and Signal or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to the Company, Merger Sub and Signal. Except for the filing and recordation of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Company, Merger Sub or Signal is required in connection with the execution, delivery or performance of this Agreement by the Company, Merger Sub or Signal or the consummation of the transactions contemplated by this Agreement by the Company, Merger Sub and Signal. The Company Disclosure Letter sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

      SECTION 3.4. Capitalization; Ownership of Company Common Stock; Subsidiaries.

      3.4.1 Capitalization. The authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock and 10,000,000 of preferred stock, no par value, (the "Preferred Stock"), of which 7,599,962 shares of Company Common Stock and no shares of

Preferred Stock are issued and outstanding as of the date hereof. Except as set forth in the Company Disclosure Letter, each such share of Company Common Stock that is outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. There are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

      3.4.2 Ownership. Signal is the record and beneficial owner of 4,995,000 shares of Company Common Stock; its relative share ownership is as set forth on the Company Disclosure Letter (which also sets forth the record ownership of all remaining shares of Company Common Stock); and, except as disclosed in the Company Disclosure Letter, it owns all such shares free and clear of any liens, claims, options, charges, encumbrances or rights of others.

      3.4.3 Company Subsidiaries. The Company does not own, nor has it ever owned, any subsidiary other than Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except with respect to the transactions contemplated by this Agreement, there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Merger Sub to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities of Merger Sub or obligating Merger Sub to grant, extend or enter into any such agreement or commitment.

      SECTION 3.5. SEC Reports and Company Financial Statements. The Company has filed or will file with the Securities and Exchange Commission (the "SEC") true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1990 and through the date hereof, under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, to the extent filed and publicly available prior to the date of this Agreement, other than preliminary filings, are referred to as the "SEC Reports"). The SEC Reports, at the time filed, (a) did not or will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The financial statements of the Company (including the related notes and schedules thereto) included or to be included in the SEC Reports (the "Company Financial Statements") (i) comply or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been or will have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by the Instructions to Form 10-QSB promulgated by the SEC) and (iii) fairly present or will fairly present (subject, in the case of the unaudited statements, to normal year-end adjustments) (A) the financial position of the Company, (B) the results of its operations and (C) cash flows, in each case, as of the dates thereof or for the period indicated, as the case may be. The books and records of the Company are maintained on an accrual basis and the Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company. The Company has no liability or obligation of any nature whatsoever, whether accrued, absolute, contingent or otherwise, required by to be reflected in the Company Financial Statements other than (x) current liabilities and obligations which are recurring in nature and not overdue on their terms, (y) liabilities and obligations reflected and adequately provided for on the Company Financial Statements and (z) liabilities and obligations arising in the ordinary course of business of the Company since June 30, 1999 (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit). The Company Disclosure Letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) of the Company exceeding $1,000 in the case of any single loss contingency or $5,000 in the case of all loss contingencies.

      SECTION 3.6. Absence of Certain Changes.

      3.6.1 Certain Financial Matters; Property; Dividends. Since December 31, 1998, there has not been any financial activity, including, without limitation,
(i) any material adverse change in the assets, liabilities, results of operations, financial condition, business or prospects of the Company, (ii) any damage, destruction, loss or casualty to property or assets of the Company, whether or not covered by insurance, which property or assets are material to its operations or business, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of the capital stock of the Company or any split, combination or reclassification of shares of capital stock declared or made by the Company, or
(iv) any agreement to do any of the foregoing.

      3.6.2 Other Changes. Since December 31, 1998, there have not been (i) any losses suffered, (ii) any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of such financial statements, (v) any guarantees, checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on the Company's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $5,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $5,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $5,000 for additions to property or equipment, (ix) any material transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing, or
(xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition business or prospects of the Company.

      SECTION 3.7. Legal Proceedings. Except as set forth in the Company Disclosure Letter, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened against, relating to or involving the Company (or any of its officers or directors) before any court, arbitrator or administrative or governmental body. All pending or, to the best knowledge of the Company, threatened suits, actions, claims, proceedings or investigations relating to or involving the Company (or any of its officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the Company Financial Statements. Except as set forth in the Company Disclosure Letter, the Company is not subject to any judgment, decree, injunction, rule or order of any court nor, to the best knowledge of the Company, any other governmental restriction.

      SECTION 3.8. Compliance with Law. Except as set forth in the Company Disclosure Letter, the Company has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and the Company has been and is in material compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business or its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon its assets, liabilities, results of operations, financial condition, business or prospects.

      SECTION 3.9. Company Material Contracts. The Company Disclosure Letter contains a correct and complete list of the following (hereinafter referred to as the "Company Material Contracts"):

            (i) all bonds, debentures, notes, mortgages, indentures or guarantees to which the Company is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

            (ii) all leases to which the Company is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

            (iii) all loans and credit commitments to the Company which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

            (iv) all contracts or agreements which limit or restrict the Company from engaging in any business in any jurisdiction or limit or restrict others from competing with the Company in any jurisdiction;

            (v) all agreements and documentation evidencing currently outstanding loans or advances made by the Company to or on behalf of its customers other than trade credit extended in the ordinary course of the Company's business; and

            (vi) all existing contracts and commitments (other than those described in subparagraphs (i), (ii), (iii), (iv) or (v) of this Section 3.9, and the Company Benefit Plans (as hereinafter defined)) to which the Company is a party or by which its respective properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $1,000 individually, or which have a fixed term extending more than twelve (12) months from the date hereof and which involve a total commitment or payment by any party thereto of more than $5,000.

      True and complete copies of all Company Material Contracts, including all amendments thereto, have been made available to NM. The Company Material Contracts are valid and enforceable in accordance with their respective terms with respect to the Company and, to the best knowledge of the Company, are valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except as set forth in the Company Disclosure Letter, there is not under any of the Company Material Contracts any existing breach, default or event of default by the Company or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company nor does the Company know of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

      SECTION 3.10. Tax Returns; Taxes. The Company has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns, except for incidental interest and penalties which may be due and payable, but which are not material in amount. The liability for taxes reflected in the Company Financial Statements is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended June 30, 1999, and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service ("IRS") or any other taxing authority have been paid, fully settled or adequately provided for in the Company Financial Statements. There are no pending claims asserted for taxes of the Company or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company for any period. The Company has made all required estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local, foreign and other laws. The Company has made available to NM true, complete and correct copies of its federal income tax returns filed for each taxable year since 1994 and made available such other tax returns requested by NM.

      SECTION 3.11. Officers, Directors and Employees. The Company Disclosure Letter contains a true and complete list of all of the officers and directors of the Company, specifying their office and annual rate of compensation, and a true and complete list of all of the employees of the Company as of the date hereof with whom the Company has a written employment agreement (other than providing for at-will employment) or (ii) to whom the Company has made verbal or oral commitments for employment on other than at-will basis which are binding on the Company or (iii) who have an annual rate of compensation in excess of $25,000.

      SECTION 3.12. Company Employee Benefit Plans.. For purposes of this
Section 3.12, the term "Company Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which the Company provides benefits or compensation to or on behalf of employees or former employees of the Company, whether formal or informal, whether or not written, including, without limitation, the following: (i) Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust; (ii) ERISA Plans - any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and (iii) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care, telephone, automobile, dependent travel or other fringe benefit plans, programs, arrangements, contracts or practices. Except as described in the Company Disclosure Letter, the Company does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Company Benefit Plan.

      SECTION 3.13. Labor Relations. The Company is in compliance in all material respects with all federal, state and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. The Company has received no notice that there is any unlawful employment practice discrimination charge involving the Company pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC- recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or involving or affecting the Company, and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending against the Company and, to the best knowledge of the Company, no written claim therefor exists. There is no collective bargaining agreement that is binding on the Company.

      SECTION 3.14. Insurance. To the knowledge of the Company, the Company has not maintained any policies of insurance or any insurance coverages.

      SECTION 3.15. Title to and Condition of Properties.

      3.15.1 Title. The Company has good and valid title to or valid leasehold interests in its properties reflected in the Company Financial Statements or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Company Financial Statements and (b)(i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, materialmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other similar matters or limitations, if any, which do not have a material adverse effect on the Company's use of the property affected. Notwithstanding the immediately preceding sentence, the Company makes no representation or warranty in this Section 3.15 or otherwise regarding the validity of title to any such properties in which the Company has only a leasehold interest.

      3.15.2 Condition of Property. All personal property owned by the Company or held by the Company pursuant to personal property leases that is material to the conduct of the Company's business is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof, and is suitable and appropriate for the use thereof made and proposed to be made by the Company in its business and operations. The personal property described in Section 3.15.1 and all real property leased by the Company (the "Leased Real Property") and all personal property held by the Company pursuant to the leases and licenses described in the Company Disclosure Letter comprise all of the real property and personal property used by the Company.

      3.15.3 Encumbrances. (i) The Company is not in violation of, or default under, any law pertaining to any of the Leased Real Property, and no notice of violation of any law, or of any covenant, condition, restriction or easement affecting any Leased Real Property or with respect to the use or occupancy thereof, has been given to the Company by any person; (ii) all buildings, facilities or other structures leased by the Company (collectively the "Structures") (A) are in good operating condition and repair, (B) are adequate and suitable for the purposes for which they are currently and proposed to be used, and (C) are supplied with utilities and other services necessary for the operation of the Structures, and the business conducted by the Company therein; (iii) to the best knowledge of the Company, no condemnation proceeding is pending or threatened which would impair the occupancy, use or value of any Leased Real Property; and (iv) to the best knowledge of the Company, there are no (A) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other person the right to acquire, use or occupy any portion of, any Leased Real Property, (B) outstanding options or rights of first refusal to purchase all or any portion of the Leased Real Property or interest therein, or (C) persons (other than the Company) in possession of any Leased Real Property.

      SECTION 3.16. Environmental Matters. There has not been, during the period commencing on the date on which the Company first leased, operated, managed or occupied any parcel of real property (the "Real Estate") through and including the Effective Time (the "Ownership Period"), any Pollution in violation of applicable laws at the Real Estate; and, to the best knowledge of the Company,
(i) there was no Pollution in violation of applicable laws at any portion of the Real Estate prior to the date of commencement of the Ownership Period, and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any claim against the Company under any law relating to the pollution or protection of human health or the environment. During the Ownership Period, (w) the use, storage, disposal and transportation of all Hazardous Materials by the Company to, at and from the Real Estate has been in material compliance with all applicable laws, (x) the Company has not directly or indirectly disposed of any Hazardous Material at a Superfund site, (y) there has been no Pollution at the Real Estate, and (z) the Company has not received any notice alleging that any Pollution exists upon any portion of the Real Estate. As used in this Section 3.16: (A) "Hazardous Materials" shall mean any substance, waste or material that is defined or classified as "toxic," "hazardous," "hazardous waste" or other words of similar import by any law regulating or relating to the environment or regulating or governing substances, wastes or materials that are deemed to pose a risk of injury to health of persons or damage to property, including asbestos, petroleum and petroleum-based products and including all substances, wastes and materials defined or classified (i) as a "solid waste" or "hazardous waste" (as those terms are defined in the Solid Waste Disposal Act, as amended (42 U.S.C. 6901 et seq.)), (ii) as a "pollutant" or "toxic pollutant" (as those terms are defined under the Clean Water Act, as amended (33 U.S.C. 1251 et seq.)), (iii) as an "air pollutant" or "hazardous air pollutant" (as those terms are defined under the Clean Air Act, as amended (42 U.S.C. 7401 et seq.)), (iv) as a "hazardous substance" (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.) and amendments thereto), or any other substance, waste or material regulated under applicable state laws relating to the prevention and control of water, land, groundwater or air pollution and contamination; and (B) "Pollution" shall mean the discharge, disposal, release or emission of any Hazardous Materials in, upon, over, under or across any parcel of land.

      SECTION 3.17. Patents, Trademarks, Trade Names. The Company Disclosure Letter sets forth a true and complete list of: (i) all patents, trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by The Company (collectively, the "Proprietary Intellectual Property"); and (ii) all patents, trademarks, trade names, copyrights and all technology and processes used by the

Company in its business which are material thereto and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property" and, together with the Proprietary Intellectual Property, herein referred to as "Intellectual Property"). A true and complete list of all such licenses with respect to Licensed Intellectual Property is set forth in the Company Disclosure Letter. Each of the federal, state and foreign registrations pertaining to the Proprietary Intellectual Property is valid and in full force and effect. All required filings in association with such registrations have been properly made and all required fees have been paid. The Company owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, except for such defects in title or other matters which in the aggregate would not have a material adverse effect on its assets, liabilities, results of operations, financial condition, business or prospects. No claims are pending against the Company by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and, to the best knowledge of The Company, the current use by the Company of the Intellectual Property does not infringe on the rights of any third party. The Company Disclosure Letter sets forth a list of all jurisdictions in which the Company is operating under a tradename, and each jurisdiction in which any such tradename is registered.

      SECTION 3.18. Transactions with Affiliates. No shareholder or any director or officer of the Company, or any person with whom any such shareholder or any director or officer has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons), has any interest in:
(a) any contract, arrangement or understanding with, or relating to, the business or operations of the Company; (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company; or (c) any property (real, personal or mixed, tangible or intangible), used, or currently intended to be used in, the business or operations of the Company.

      SECTION 3.19. Brokers, Finders and Investment Bankers. Neither the Company nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

      SECTION 3.20. Disclosure. No representation, warranty or covenant made by the Company or Signal in this Agreement, the Company Disclosure Letter or any Exhibit attached hereto contains an untrue statement of a material fact. Except as set forth herein or in the Company Disclosure Letter, neither the Company nor Signal know of any fact or circumstance which is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Company.

                                   ARTICLE 4.
                      REPRESENTATIONS AND WARRANTIES OF NM
                             AND THE NM SHAREHOLDERS

      With such exceptions as may be set forth in a letter (the "NM Disclosure Letter") delivered by NM and the NM Shareholders to the Company prior to the execution hereof, and attached hereto as Exhibit 2, NM and the NM Shareholders, severally and not jointly, hereby represents and warrants to the Company and Signal as follows:

      SECTION 4.1. Organization. NM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and NM has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. NM is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of NM taken as a whole.

      SECTION 4.2. Authorization. NM has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by NM and the NM Shareholders and the performance by them of their respective obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate or other action on the part of each of NM and the NM Shareholders. This Agreement has been duly executed and delivered by each of NM and the NM Shareholders and constitutes the valid and binding agreement of each of them, enforceable against each of NM and the NM Shareholders in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      SECTION 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Articles of Incorporation or Bylaws of NM, (ii) any contract material to the business and operations of NM, (iii) any judgment, decree or order of any court or governmental authority or agency to which NM is a party or by which NM or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to NM, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of NM taken as a whole. Except for filing and recordation of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to NM is required in connection with the execution, delivery or performance of this Agreement by NM or the NM Shareholders or the consummation of the transactions contemplated by this Agreement by NM or Merger Sub, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of NM taken as a whole.

      SECTION 4.4. Disclosure. No representation, warranty or covenant made by NM in this Agreement, the NM Disclosure Letter or any Exhibit hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

      SECTION 4.5. Brokers, Finders and Investment Bankers. Neither NM, any of the NM Shareholders, nor any of their officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

      SECTION 4.6. Qualification of the Shareholders. Each of the NM Shareholders (i) is acquiring the Company Common Stock to be issued in connection herewith for his own account and not with a view to, or for resale in connection with, any distribution thereof; (ii) understands and acknowledges that such Company Common Stock has not been registered under the Securities Act or any state securities laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of his investment intent as expressed herein; (iii) is able to bear the economic risk of an investment in such Company Common Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of such Company Common Stock; (iv) has been provided with all information or been given access to all information with respect to the Company which he believes might affect its decision whether to effect the Merger; and (v) understands and acknowledges that such Company Common Stock will be "restricted securities" (as that term is defined in Rule 144 under the Securities Act) and that the certificate representing such Company Common Stock will bear a legend restricting transfer unless (A) the transfer is exempt from the registration requirements under the Securities Act and/or any applicable state securities law and an opinion of counsel reasonably satisfactory to the Company that such transfer is exempt therefrom is delivered the Company or (B) the transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities law. In determining to proceed with the transactions contemplated hereby, each of the NM Shareholders has relied solely on the results of his own independent investigation with respect to the Company and the Company Shares, upon the representations and statements of the Company set forth herein and upon the SEC Reports.

                                   ARTICLE 5.
                        CERTAIN COVENANTS AND AGREEMENTS

      SECTION 5.1. Election to Board of Directors. The Company shall obtain the written resignation of all directors and officers of the Company as NM or the NM Shareholder may specify to the Company not less than 10 days prior to the Effective Time, effective as of the Effective Time, and (b) shall take all action necessary to cause the Board of Directors of the Company, at and immediately after the Effective Time, to consist of those directors specified by NM or the NM Shareholders in writing not less than 10 days prior to the Effective Time.

      SECTION 5.2. Compliance with Rule 14f-1. Signal, as controlling shareholder of the Company, shall cause the Company to comply on a timely basis with Rule 14f-1 promulgated under the Exchange Act. NM shall cooperate in effecting such compliance and shall supply the Company with all information concerning it and its designees on the Board of Directors of the Company required to be presented in accordance with such rule.

                                   ARTICLE 6.
                                  OTHER MATTERS

      SECTION 6.1. Pledge Agreement. At the Closing, a pledge agreement substantially in the form attached hereto as Exhibit 3 (the "Pledge Agreement") shall be executed and delivered by Signal.

      SECTION 6.2. Opinion of Counsel to the Company and Signal. At the Closing, counsel for each of the Company and Signal, shall each deliver their respective opinions, dated the Closing Date, in form and substance satisfactory to NM and the NM Shareholders.

      SECTION 6.3. Opinion of Counsel to NM and the NM Shareholders. At the Closing, Rogers & Hardin LLP, counsel for NM and the NM Shareholders, shall deliver its opinion, dated the Closing Date, in form and substance satisfactory to each of the Company and Signal.

      SECTION 6.4. Release. At the Closing, NM and the Company shall deliver a release with respect to the obligations of certain officers of the Company, substantially in the form attached hereto as Exhibit 4.

      SECTION 6.5. SEC Filings. Prior to the Closing, the Company shall have filed with the SEC (a) amendments to the SEC Reports previously filed with the SEC, such amendments to be in form and substance satisfactory to NM; and (b) an information statement pursuant to Section 14(f) of the Exchange Act, in form and substances satisfactory to NM, such information statement to be filed not later than ten (10) days prior to the Closing Date.

                                   ARTICLE 7.
                                     CLOSING

      SECTION 7.1. Closing Date. The Closing shall take place at the offices of Rogers & Hardin, LLP, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303 at 10:00 a.m., local time, on the first business day following the satisfaction of all conditions to the obligations of the parties hereto, or at such other time or place or on such other date as the parties hereto may agree to in writing (the "Closing Date"). The Closing shall be effective as of 12:01 a.m., local time, on the Closing Date.

      SECTION 7.2. Deliveries by the Company, the Surviving Corporation and Signal. At the Closing, the Company, Merger Sub and/or Signal shall deliver the following:

            (i) Certificates for the Company Shares as specified by NM not later than 10 days prior to the Effective Time;

            (ii) Executed counterparts of the Pledge Agreement, accompanied by Certificates for Company Common Stock pledged thereunder; and

            (iii) An executed counterpart of the Certificate of Merger to the Secretary of State of the State of Georgia.

      SECTION 7.3. Other Deliveries. At the Closing, the following additional deliveries shall be made:

            (i) Counsel for the Company and Signal shall deliver to NM the opinions specified in Section 6.3 hereof;

            (ii) Counsel for NM and the NM Shareholders shall deliver to the Company the opinion specified in Section 6.4 hereof;

            (iii) The parties hereto shall execute and deliver such other certificates, documents and things as their respective counsel deem to be appropriate.

                                   ARTICLE 8.
                                 INDEMNIFICATION

      SECTION 8.1. Definitions. For the purposes of this Article 8:

            (i) "Company Indemnitors" shall mean the Company and Signal.

            (ii) "Company Indemnitors' Representative" shall mean Signal, or such other person or entity as Signal may designate in writing to the NM Indemnitors' Representative.

            (iii) "Company Indemnitees" shall mean the Company and Signal.

            (iv) "Indemnification Claim" shall mean a claim for indemnification hereunder.

            (v) "Indemnitee" or "Indemnitees" shall mean one or more, as the case may be, of the NM Indemnitees and the Company Indemnitees, without distinction as the context requires.

            (vi) "Indemnitor" or "Indemnitors" shall mean one or more, as the case may be, of the NM Indemnitors and the Company Indemnitors, without distinction.

            (vii) "Indemnitors Representative" shall mean NM.

            (viii) "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages (including special and consequential damages), liabilities, costs and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

            (ix) "NM Indemnitees" shall mean NM, the NM Shareholders, the Surviving Corporation, and their respective agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates.

            (x) "NM Indemnitors" shall mean NM and the Surviving Corporation, jointly and severally.

            (xi) "NM Indemnitors' Representative" shall mean NM.

            (xii) "Third Party Claim" shall mean any claim, suit or proceeding (including a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss or Losses for which such Indemnitee is entitled to indemnification hereunder.

      SECTION 8.2. Agreement of Company Indemnitors to Indemnify. Subject to the terms and conditions of this Article 8, the Company Indemnitors, jointly and severally, agree to indemnify, defend and hold harmless NM Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a NM Indemnitee and resulting from, based upon or arising out of:

            (i) the material inaccuracy or untruth of any representation or warranty of the Company or Signal contained in or made pursuant to this Agreement or the Company Disclosure Letter or in or made pursuant to any exhibit furnished by the Company or the Company Indemnitors in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional;

            (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of the Company or Signal or the Company Indemnitors made in this Agreement or any Ancillary Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional;

            (iii) the business or operations of the Company prior to the Effective Time or the actions or omissions of the Company's officers, directors, shareholders, employees or agents prior to the Effective Time, irrespective of the date that any claim, suit or other course of action related thereto is filed or otherwise instituted, provided that the foregoing shall not apply to any liability of the Company reflected in the Company Financial Statements; or

            (iv) any claim by any former shareholder of the Company, or any predecessor thereto, involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of the Company.

      SECTION 8.3. Agreement of NM Indemnitors to Indemnify. Subject to the terms and conditions of this Article 8, the NM Indemnitors, jointly and severally, agree to indemnify, defend and hold harmless the Company Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, each Company Indemnitee and resulting from, based upon, arising out of or in connection with:

            (i) the material inaccuracy or untruth of any representation or warranty of any NM Indemnitor, contained in or made pursuant to this Agreement or the NM Disclosure Letter or in or made pursuant to any exhibit furnished by the NM Indemnitors, or either of them, in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional;

            (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of the NM Indemnitors, or either of them, made in this Agreement or in any Ancillary Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional;.

            (iii) the business or operations of NM prior to the Effective Time or the actions or omissions of NM's officers, directors, shareholders, employees or agents prior to the Effective Time, irrespective of the date that any claim, suit or other course of action related thereto is filed or otherwise instituted, provided that the foregoing shall not apply to any liability of NM reflected in its more recent financial statements; or

            (iv) any claim by any former shareholder of NM, or any predecessor thereto, involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of NM.

      SECTION 8.4. Procedures for Indemnification. The obligations and liabilities of the parties with respect to an Indemnification Claim shall be subject to the following terms and conditions:

            (i) an Indemnification Claim shall be made by a NM Indemnitee by delivery of a written notice to the Company Indemnitors' Representative requesting indemnification from the Company Indemnitors and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim;

            (ii) an Indemnification Claim shall be made by a Company Indemnitee by delivery of a written notice to the NM Indemnitors' Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

            (iii) if the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.5 hereof shall also be observed by the Indemnitee and the Indemnitors Representative;

            (iv) if the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitors Representative shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to object in a timely manner shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitors Representative on behalf of all the subject Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (v) hereof; and

            (v) upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitors Representative and the Indemnitee or otherwise, the Indemnitors shall pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

      SECTION 8.5. Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

            (i) the Indemnitee shall give the applicable Indemnitors Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitors Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. If the Indemnitee fails to notify the Indemnitors Representative of such claim within sixty (60) days of the Indemnitee's receipt of notice thereof, the Indemnitors shall be relieved of any liability that they may have with respect to such claim, unless the Indemnitees' Representative demonstrates that the Indemnitors' defense of such claim is not prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitors Representative shall be an acknowledgment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitors Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnitors Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the immediately preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 8.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein;

            (ii) if, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitor shall consult with the Indemnitee with respect to the defense of such claim and shall obtain the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, prior to the compromise and settlement of such Third Party Claim undertaken by the Indemnitors Representative, and the reasonable costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder;

            (iii) no settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article 8 shall be made without the prior written consent by or on behalf of the Indemnitors Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $15,000 or less where the Indemnitors Representative has not responded within five (5) business days of notice of a proposed settlement. If the Indemnitors Representative assumes the defense of such a Third Party Claim, (A) no compromise or settlement thereof may be effected by the Indemnitors Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (B) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent; and

            (iv) in connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

      SECTION 8.6. Other Rights and Remedies Not Affected. The rights of the Indemnitees under this Article 8 are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise for any misrepresentation, breach of warranty or the failure to fulfill any agreement or covenant hereunder on the part of any

Indemnitor, including the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

      SECTION 8.7. Survival. Subject to Section 8.8 hereof, all representations, warranties and agreements contained in this Agreement or in any certificate, schedule or exhibit attached to this Agreement, in each case as supplemented or amended by the respective Indemnitors' Disclosure Letter, shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty (but, with respect to the representations and warranties, only as of the date of the Closing).

      SECTION 8.8. Time Limitations.

      8.8.1 The Company Indemnitors shall have no liability under Section 8.2, unless on or before the expiration of eighteen months following the Closing Date the Company Indemnitors are given notice asserting an Indemnification Claim with respect thereto; provided, however, that an Indemnification Claim based upon a breach of the representations and warranties of the Company Indemnitors contained in (i) Sections 3.1, 3.2, 3.3, 3.4 and 3.15 may be made at any time except as limited by law, and (ii) Sections 3.10 and 3.16 may be made at any time prior to the expiration of the applicable statute of limitations relative to the liability relating thereto.

      8.8.2 The NM Indemnitors shall have no liability under Section 8.3, unless on or before the expiration of eighteen months following the Closing Date the NM Indemnitors are given notice asserting an Indemnification Claim with respect thereto; provided, however, that an Indemnification Claim based upon a breach of the representations and warranties of the NM Indemnitors contained in Sections 4.1, 4.2, 4.3 and 4.4 may be made at any time except as limited by law.

      SECTION 8.9. Limitations as to Amount Payable by Company Indemnitors. The Indemnitors shall have no liability with respect to the matters described in
Section 8.2 (other than Section 8.2(iv)) with respect to the Company Indemnitors and Section 8.3 with respect to the NM Indemnitors until the amount of any Indemnification Claim shall exceed $15,000 (an "Eligible Claim") and then only to the extent of any Losses with respect to such Eligible Claim in excess of $15,000.00. At such time as the aggregate Losses with respect to Eligible Claims exceed $75,000.00 (the "Threshold Amount"), the Indemnitors shall be obligated to indemnify the Indemnitees for all Losses in excess of the Threshold Amount, notwithstanding the amount of any Indemnification Claim. Notwithstanding the foregoing, the limitations set forth in this Section 8.9 shall not apply to Losses related to a breach of the representations and warranties contained in
Section 3.4.1 hereof, any intentional misrepresentation or breach of warranty by the Indemnitors or any intentional failure to perform or comply with any covenant or agreement by the Indemnitors, and the Indemnitors shall be liable for all Losses with respect thereto.

      SECTION 8.10. Subrogation. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

      SECTION 8.11. Appointment of Company Indemnitors' Representative. Each Company Indemnitor constitutes and appoints the Company Indemnitors' Representative as his true and lawful attorney-in-fact to act for and on behalf of such Company Indemnitor in all matters relating to or arising out of this
Article 8 and the liability or asserted liability of such Company Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the liability of such Company Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the liability of such Company Indemnitor, or the amount of such liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Company Indemnitor or refusing to accept the same, settling and compromising the liability of such Company Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Company Indemnitors' Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Company Indemnitor, such Company Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Company Indemnitor Representative taken and done pursuant to the authority herein granted. Each Company Indemnitor hereby agrees to indemnify and to save and hold harmless the Company Indemnitors' Representative from any liability incurred by the Company Indemnitors' Representative based upon or arising out of any act, whether of omission or commission, of the Company Indemnitors' Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Company Indemnitors' Representative that constitute willful misconduct in the exercise by the Company Indemnitors' Representative of the authority herein granted. The death or incapacity of any Company Indemnitor shall not terminate the authority and agency of the Company Indemnitors' Representative. In the event of the resignation of a Company Indemnitors' Representative, the resigning Company Indemnitors' Representative shall appoint a successor either from among the Company Indemnitors or who shall otherwise be acceptable to NM and who shall agree in writing to accept such appointment, and the resigning Company Indemnitors' Representative's resignation shall not be effective until such a successor shall be appointed. If the Company Indemnitor Representative is a natural person and if such Company Indemnitors' Representative should die or become incapacitated, then his successor shall be appointed within thirty (30) days of his death or incapacity by a majority of the Company Indemnitors, and such successor either shall be a Shareholder or shall otherwise be acceptable to NM. The choice of a successor Company Indemnitors' Representative appointed in any manner permitted above shall be final and binding upon all of the Company Indemnitors. The decisions and actions of any successor Company Indemnitors' Representative shall be, for all purposes, those of a Company Indemnitors' Representative as if originally named herein.

      SECTION 8.12. Payment. In the event that the Indemnitors are required to make any payment under this Article 8, the Indemnitors shall promptly pay the Indemnitee the amount so determined. The Company Indemnitors may satisfy any indemnity obligation under this Article 8 by delivering shares of Company Common Stock pursuant to the terms and conditions of the Pledge Agreement. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 8, the Indemnitors shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 8 and the portion, if any, theretofore paid shall bear interest as provided below. If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnitors shall pay the Indemnitee interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by First Union National Bank, Atlanta, Georgia, and publicly announced by such bank as its so-called "prime rate."

                                   ARTICLE 9.
                            MISCELLANEOUS PROVISIONS

      SECTION 9.1. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(i) personal delivery; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

To NM, Merger Sub or the Surviving Corporation:

            New Millennium Multimedia, Inc.
            1690 Chantilly Drive
            Atlanta, Georgia 30324
            Attn: Chief Executive Officer

      with a copy to:

            Rogers & Hardin LLP
            2700 International Tower, Peachtree Center
            229 Peachtree Street, N.E.
            Atlanta, Georgia 30303
            Attn: Michael Rosenzweig, Esq.

To an NM Shareholder:

            At the address specified on the signature pages of this Agreement with a copy to:

            Rogers & Hardin LLP
            2700 International Tower, Peachtree Center

            229 Peachtree Street, N.E.
            Atlanta, Georgia 30303
            Attn: Michael Rosenzweig, Esq.

If to the Company:

            Grace Development, Inc.
            2685 South Dayton Way - Unit #42
            Denver, Colorado 80230
            Attn: Mr. Jacob Barrocas

      with a copy to:

            Lohf, Shaiman & Jacobs, P.C.
            900 Cherry Tower
            950 South Cherry Street
            Denver, Colorado 80246-2666
            Attn: Don D. Jacobson, Esq.

If to Signal:

            Signal Compression, Inc.
            3507 North Central Ave.
            Suite 406
            Phoenix, Arizona 85012
            Attn: Mr. Eric Stevenson

      with a copy to:

            Avansino, Melarkey, Knobel, McMullen & Mulligan
            165 West Liberty Street, Suite 210
            Reno, Nevada 89501
            Attn: John Mulligan, Esq.

      All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt.

      SECTION 9.2. Disclosure Letters and Exhibits. The Company Disclosure Letter and the NM Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

      SECTION 9.3. Assignment; Successors in Interest. No assignment or transfer by NM, Merger Sub, Signal or the Company of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

      SECTION 9.4. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

      SECTION 9.5. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the Company Disclosure Letter and the NM Disclosure Letter.

      SECTION 9.6. Controlling Law; Jurisdiction; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia's choice of law rules and each of the parties hereto hereby consents to personal jurisdiction in any federal or state court in the State of Georgia. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto, this Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

      SECTION 9.7. Knowledge. As used in this Agreement, the terms "the best knowledge of the Company", "the best knowledge of Signal", "the best knowledge of NM", "the best knowledge of the NM Shareholders", "known to the Company", "known to Signal", "known to NM", "known to the NM Shareholders", or words of similar import used herein with respect to the Company, Signal, NM and the NM Shareholders shall mean the actual knowledge of each of the officers of the Company, Signal and NM, as the case may be, in each case, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand, and in the case of the NM Shareholders, the actual knowledge of each such shareholder.

      SECTION 9.8. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

      SECTION 9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

      SECTION 9.10. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

      SECTION 9.11. Waiver. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors in the case of NM, Merger Sub and the Company, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

      SECTION 9.12. Fees and Expenses. Each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel (collectively, the "Expenses").

      SECTION 9.13. Construction. Any reference herein to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. As used herein: (i) "including" shall mean including without limitation; (ii) "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any other syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act; and (iii) "law" shall mean any federal, state or local law, rule, regulation or governmental requirement of any kind, and the rules, regulations, guidelines, directives and orders promulgated thereunder. Nothing in the Company Disclosure Letter or the NM Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Letter or the NM Disclosure Letter, as the case may be, identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any warranty, representation or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

      IN WITNESS WHEREOF, each of the Shareholders has duly executed and delivered this Agreement, and NM, Merger Sub, Signal and The Company have each caused this Agreement to be duly executed under seal and delivered on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.


                                      GRACE DEVELOPMENT, INC.

                                      By:
                                         ---------------------------------------
                                            Its: President


                                      NEW MILLENNIUM MULTIMEDIA, INC.

                                      By:
                                         ---------------------------------------
                                            Its: President


                                      GRACE NEWCO, INC.

                                      By:
                                         ---------------------------------------
                                            Its: President


                                      SIGNAL COMPRESSION, INC.

                                      By:
                                         ---------------------------------------
                                            Its: President

                       (Signatures continued on next page)

                                      NM SHAREHOLDERS:


                                      ____________________________________(SEAL)
                                      Richard S. Granville, III
                                      1690 Chantilly Dr.
                                      Atlanta, GA 30324
                                      No. of Shares: 213,000


                                      ____________________________________(SEAL)
                                      Scott H. Barber
                                      6486 Williamson Ave. N.E.
                                      Atlanta, GA 30097
                                      No. of Shares: 10,000


                                      ____________________________________(SEAL)
                                      Sean T. Duffy
                                      4380 Canterbury Walk Dr.
                                      Duluth, GA 30097
                                      No. of Shares: 20,000


                                      ____________________________________(SEAL)
                                      Linda W. Key
                                      1401 Johnson Ferry Rd. Ste. 328/PMB-C33
                                      Marietta, GA 30062
                                      No. of Shares: 38,578


                                      ____________________________________(SEAL)
                                      Ronald R. McCallum
                                      5838 Fairwood Walk NW
                                      Acworth, GA 30101
                                      No. of Shares: 20,000


                                      ____________________________________(SEAL)
                                      Bruno Leo Pasquali
                                      1016 Cameron Bridge Way
                                      Alpharetta, GA 30022
                                      No. of Shares: 5,000

                      (Signatures continued on next page)

                                      ____________________________________(SEAL)
                                      John J. Youstin, Jr.
                                      820 Marshview Close
                                      Roswell, GA 30076
                                      No. of Shares: 38,578


                                      ____________________________________(SEAL)
                                      M. Allen Weed
                                      7395 Glenmora Way
                                      Suwanee, GA 30024
                                      No. of Shares: 168,000


                                      ____________________________________(SEAL)
                                      David A. Hopkins
                                      4525 Doyle St.
                                      Tucker, GA 30084
                                      No. of Shares: 10,000


                                      ____________________________________(SEAL)
                                      Eric D. Raney
                                      2966 Howell Mill Rd.
                                      Atlanta, GA 30327
                                      No. of Shares: 10,000


                                      ____________________________________(SEAL)
                                      Douglas Corner
                                      3400 Turtle Cove Road Way
                                      Marietta, GA 30067
                                      No. of Shares: 10,668


                                      ____________________________________(SEAL)
                                      James Blanchard
                                      7742 Spalding Dr. Ste. 468
                                      Norcross, GA 30092
                                      No. of Shares: 5,000

                      (Signatures continued on next page)

                                      ____________________________________(SEAL)
                                      Louis Friedman
                                      430 Overview Drive
                                      Atlanta, GA 30327
                                      No. of Shares: 10,000


                                      ____________________________________(SEAL)
                                      American Express Trust Company
                                      c/o Cornelius B. Prior, Jr.
                                      As Custd for the Cornelius B Prior, Jr.
                                      Roth Conversion IRA
                                      St. Thomas, V.I. 00801
                                      No. of Shares: 14,000


                                      ____________________________________(SEAL)
                                      Andrew B. Worden
                                      301 W. 57th Street Apt. 29C
                                      New York, NY 10019
                                      No. of Shares: 1,000


                                      ____________________________________(SEAL)
                                      James R. Callahan
                                      350 Welwyn Walk
                                      Alpharetta, GA 30022
                                      No. of Shares: 2,000


                                      ____________________________________(SEAL)
                                      Bruce Turry
                                      985 Lancaster Walk
                                      Atlanta, GA 30328
                                      No. of Shares: 4,000

                      (Signatures continued on next page)

                                      ____________________________________(SEAL)
                                      Scott H. Barber
                                      6486 Williamson Avenue N.E.
                                      Atlanta, GA 30328
                                      No. of Shares: 8,000


                                      ____________________________________(SEAL)
                                      Successeay Holdings Limited
                                      39Fl., Shun Tak Center
                                      200, Connought Road Central
                                      Hong Kong
                                      No. of Shares: 2,000


                                      ____________________________________(SEAL)
                                      Michelle Jaffe
                                      141 Great Neck Rd
                                      Great Neck, NY 11021
                                      No. of Shares: 8,000


                                      ____________________________________(SEAL)
                                      Peter Tierney
                                      77 Central Drive
                                      Briarcliff, Manor, NY 10510
                                      No. of Shares: 2,000


                                      ____________________________________(SEAL)
                                      Evansville Limited
                                      P.O. Box 438
                                      Road Town, Tortoga
                                      British Virgin Islands
                                      No. of Shares: 12,000

                      (Signatures continued on next page)

                                      ____________________________________(SEAL)
                                      Andrew B. Worden Retirement Plan
                                      301 West 57th Street Apt. 29C
                                      New York, NY 10019
                                      No. of Shares: 15,000


                                      ____________________________________(SEAL)
                                      E. Scott Crist
                                      2700 Post Oak Blvd. #100
                                      Houston, TX 77056
                                      No. of Shares: 3,000


                                      ____________________________________(SEAL)
                                      Basem K. Toma
                                      7014 Spring Ridge Rd
                                      Cary, NC 27511
                                      No. of Shares: 8,000


                                      ____________________________________(SEAL)
                                      Todd Hammer
                                      4365 Park Brooke Trace
                                      Alpharetta, GA 30022
                                      No. of Shares: 26,000


                                      ____________________________________(SEAL)
                                      Dr. Lee Silverstein
                                      2070 South Park Place suite 200 17 units
                                      Atlanta, GA 30039
                                      No. of Shares: 34,000


                                      ____________________________________(SEAL)
                                      Timothy A. Jenkins
                                      4175 Bradford Walk Trail
                                      Buford, GA 30519
                                      No. of Shares: 4,000

                      (Signatures continued on next page)

                                      ____________________________________(SEAL)
                                      Michael S. Ward
                                      407 S. Royal Palm Way
                                      Tampa, FL 33609
                                      No. of Shares: 40,000


                                      ____________________________________(SEAL)
                                      Amware Logistics Services of Arkansas Inc.
                                      4600 Frontage Road
                                      Forest Park, GA 30297
                                      No. of Shares: 6,000


                                      ____________________________________(SEAL)
                                      R. Earl Davis
                                      3530 Kates Way
                                      Duluth, GA 30097
                                      No. of Shares: 2,000


                                      ____________________________________(SEAL)
                                      Charles S. Ackerman
                                      1130 West Conway Road
                                      Atlanta, GA 30327
                                      No. of Shares: 12,000


                                      ____________________________________(SEAL)
                                      Alvin H. Einbender
                                      230 Park Avenue 7th Floor
                                      New York City, NY 10169
                                      No. of Shares: 2,000

                      (Signatures continued on next page)

                                      ____________________________________(SEAL)
                                      Barry F. Nathanson
                                      6 Shore Cliff Place
                                      Great Neck, NY 11023
                                      No. of Shares: 26,000


                                      ____________________________________(SEAL)
                                      Ari Abraham Berman
                                      175 W. Wieuca Road N.W.
                                      Atlanta, GA 30342
                                      No. of Shares: 8,000


                                      ____________________________________(SEAL)
                                      Roger J. Brummond
                                      310 Brookshore Lake Lane
                                      Alpharetta, GA 30022
                                      No. of Shares: 2,000